Exhibit 5.1

January 15, 2014

Platform Specialty Products Corporation

5200 Blue Lagoon Drive, Suite 855

Miami, FL 33126

Re:	Platform Specialty Products Corporation Registration Statement on Form S-4

Gentlemen:

We have acted as legal counsel to Platform Specialty Products Corporation, a business company presently incorporated under the laws of the British Virgin Islands (BVI) (“Platform BVI”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Platform BVI with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the domestication o Platform BVI under the laws of the State of Delaware (the “Domestication”). Upon consummation of the Domestication, Platform BVI will become a Delaware corporation (as domesticated, the “Company”).

The Registration Statement was filed in connection with the transactions contemplated by (i) the Business Combination Agreement and Plan of Merger, dated as of October 10, 2013, by and among Platform BVI, Platform Delaware Holdings, Inc. (“PDH”), Platform Merger Sub, LLC, MacDermid Holdings, LLC, Tartan Holdings, LLC, MacDermid, Incorporated (“MacDermid”) and CSC Shareholder Services LLC (the “BCA”) and (ii) the Exchange Agreement, dated as of October 25, 2013, between Platform BVI and the fiduciaries of the MacDermid, Incorporated Profit Sharing and Employee Savings Plan (the “Exchange Agreement”) and includes the registration of: (A) up to 132,913,266 shares of common stock, par value $0.01, of the Company (“Common Stock”) comprised of (i) up to 1,933,636 shares of Common Stock issuable in exchange for the common and preferred stock of MacDermid (the “401(k) Exchange”) pursuant to the Exchange Agreement (the “Exchange Shares”), (ii) 103,576,300 shares of Common Stock issuable upon the Domestication in exchange for Platform BVI ordinary shares (the “Company Shares”), (iii) 2,000,000 shares of Common Stock issuable upon conversion of Platform BVI’s outstanding Series A Preferred Stock (the “Series A Shares”); (iv) 8,905,776 shares of Common Stock issuable upon conversion of the outstanding PDH common stock which is convertible into Common Stock at the option of the holders at any time after the earlier of October 31, 2014 or a change of control of Platform BVI or the Company (the “PDH Shares”), and (v) 16,497,554 shares of Common Stock issuable upon exercise of the Company’s outstanding Warrants (as defined below) and options (“Options”) (collectively, the “Exercise Shares”); (B) 48,742,662 outstanding warrants of the Company (the “Warrants”); and (C) 2,000,000 shares of the Company’s Series A Preferred Stock (the “Series A Preferred Stock”).

We have examined the Registration Statement, the BCA, the Certificate of Incorporation and Certificate of Domestication of the Company, both of which Certificates are to be filed with the Delaware Secretary of State, the Exchange Agreement and such other documents as in our judgment were necessary to enable us to render the opinions expressed below. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of Platform BVI officers and representatives.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have further assumed that: Platform BVI has the full power, authority and legal right to domesticate in the State of Delaware pursuant to the Delaware General Corporation Law; the Domestication will be duly authorized by Platform BVI; and the Certificate of Incorporation and Certificate of Domestication of the Company will be duly authorized, executed and filed with the Delaware Secretary of State and all related fees and charges will be paid in connection therewith.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, subsequent to the Domestication:

1.	the Company Shares, the Warrants and the Series A Preferred Stock will be validly issued, fully paid, and nonassessable and the Warrants will be legally binding obligations of the Company under the laws of the State of Delaware;

2.	upon due conversion of the Series A Preferred Stock, the Series A Shares will be validly issued, fully paid and nonassessable;

3.	upon due exercise and full payment of the exercise price of the Warrants and/or Options, as applicable, the Exercise Shares will be validly issued, fully paid and nonassessable;

4.	upon due conversion of the outstanding PDH common stock, the PDH Shares will be validly issued, fully paid and nonassessable; and

5.	upon completion of the 401(k) Exchange in accordance with the terms and conditions set forth in the Exchange Agreement, the Exchange Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the laws of the State of Delaware and the federal laws of the United States.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Yours very truly,

/s/ Greenberg Traurig, P.A.